--------------------------
                                                     OMB APPROVAL
                                                     --------------------------
                                                     OMB Number:  3235-0145
                                                     Expires:  October 31, 1997
                                                     Estimated average burden
                                                     hours per response...14.90
                                                     --------------------------



                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                  SCHEDULE 13G


                    Under the Securities Exchange Act of 1934

                               (Amendment No. 2 )*


                              Quadramed Corporation
                              ---------------------
                                (Name of Issuer)

                          Common Stock, $.01 par value
                          ----------------------------
                         (Title of Class of Securities)

                                   74730W 10 1
                                 --------------
                                 (CUSIP Number)


*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

-------------------------                           ---------------------------
|CUSIP NO. 74730W 10 1  |           13G            |   Page  2  of  15  Pages |
|          -----------  |                          |        ---     --        |
-------------------------                           ---------------------------

|--------|---------------------------------------------------------------------|
|   1    |  NAME OF REPORTING PERSON                                           |
|        |  S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON                  |
|        |                                                                     |
|        |  Oxford Bioscience Partners L.P.                                    |
|--------|---------------------------------------------------------------------|
|   2    |  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) [ ]  |
|        |                                                            (b) [ ]  |
|        |                                                                     |
|--------|---------------------------------------------------------------------|
|   3    |  SEC USE ONLY                                                       |
|        |                                                                     |
|--------|---------------------------------------------------------------------|
|   4    |  CITIZENSHIP OR PLACE OF ORGANIZATION                               |
|        |                                                                     |
|        |  Delaware Limited Partnership                                       |
|-----------------|--------|---------------------------------------------------|
|                 |   5    |  SOLE VOTING POWER                                |
|                 |        |  0 shares                                         |
|     NUMBER OF   |--------|---------------------------------------------------|
|      SHARES     |   6    |  SHARED VOTING POWER                              |
|   BENEFICIALLY  |        |  201,439 shares                                   |
|     OWNED BY    |--------|---------------------------------------------------|
|       EACH      |   7    |  SOLE DISPOSITIVE POWER                           |
|    REPORTING    |        |  0 shares                                         |
|      PERSON     |--------|---------------------------------------------------|
|       WITH      |   8    |  SHARED DISPOSITIVE POWER                         |
|                 |        |  201,439 shares                                   |
|------------------------------------------------------------------------------|
|   9    |  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON       |
|        |                                                                     |
|        |  201,439 shares                                                     |
|--------|---------------------------------------------------------------------|
|  10    |  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN  [ ] |
|        |  SHARES*                                                            |
|        |                                                                     |
|--------|---------------------------------------------------------------------|
|  11    |  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)                  |
|        |  2.0%                                                               |
|--------|---------------------------------------------------------------------|
|  12    |  TYPE OF REPORTING PERSON*                                          |
|        |  PN                                                                 |
--------------------------------------------------------------------------------



                                Page 2 of 15 Pages

-------------------------                           ---------------------------
|CUSIP NO. 74730W 10 1  |           13G            |   Page  3  of  15  Pages |
|          -----------  |                          |        ---     --        |
-------------------------                           ---------------------------

|--------|---------------------------------------------------------------------|
|   1    |  NAME OF REPORTING PERSON                                           |
|        |  S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON                  |
|        |                                                                     |
|        |  OBP Management L.P.                                                |
|--------|---------------------------------------------------------------------|
|   2    |  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) [ ]  |
|        |                                                            (b) [ ]  |
|        |                                                                     |
|--------|---------------------------------------------------------------------|
|   3    |  SEC USE ONLY                                                       |
|        |                                                                     |
|--------|---------------------------------------------------------------------|
|   4    |  CITIZENSHIP OR PLACE OF ORGANIZATION                               |
|        |                                                                     |
|        |  Delaware Limited Partnership                                       |
|-----------------|--------|---------------------------------------------------|
|                 |   5    |  SOLE VOTING POWER                                |
|                 |        |  0 shares                                         |
|     NUMBER OF   |--------|---------------------------------------------------|
|      SHARES     |   6    |  SHARED VOTING POWER                              |
|   BENEFICIALLY  |        |  201,439 shares                                   |
|     OWNED BY    |--------|---------------------------------------------------|
|       EACH      |   7    |  SOLE DISPOSITIVE POWER                           |
|    REPORTING    |        |  0 shares                                         |
|      PERSON     |--------|---------------------------------------------------|
|       WITH      |   8    |  SHARED DISPOSITIVE POWER                         |
|                 |        |  201,439 shares                                   |
|------------------------------------------------------------------------------|
|   9    |  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON       |
|        |                                                                     |
|        |  201,439 shares                                                     |
|--------|---------------------------------------------------------------------|
|  10    |  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN  [ ] |
|        |  SHARES*                                                            |
|        |                                                                     |
|--------|---------------------------------------------------------------------|
|  11    |  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)                  |
|        |  2.0%                                                               |
|--------|---------------------------------------------------------------------|
|  12    |  TYPE OF REPORTING PERSON*                                          |
|        |  PN                                                                 |
--------------------------------------------------------------------------------



                                Page 3 of 15 Pages

-------------------------                           ---------------------------
|CUSIP NO. 74730W 10 1  |           13G            |   Page  4  of  15  Pages |
|          -----------  |                          |        ---     --        |
-------------------------                           ---------------------------

|--------|---------------------------------------------------------------------|
|   1    |  NAME OF REPORTING PERSON                                           |
|        |  S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON                  |
|        |                                                                     |
|        |  Oxford Bioscience Partners (Bermuda) Limited Partnership           |
|--------|---------------------------------------------------------------------|
|   2    |  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) [ ]  |
|        |                                                            (b) [ ]  |
|        |                                                                     |
|--------|---------------------------------------------------------------------|
|   3    |  SEC USE ONLY                                                       |
|        |                                                                     |
|--------|---------------------------------------------------------------------|
|   4    |  CITIZENSHIP OR PLACE OF ORGANIZATION                               |
|        |                                                                     |
|        |  Bermuda Limited Partnership                                        |
|-----------------|--------|---------------------------------------------------|
|                 |   5    |  SOLE VOTING POWER                                |
|                 |        |  0 shares                                         |
|     NUMBER OF   |--------|---------------------------------------------------|
|      SHARES     |   6    |  SHARED VOTING POWER                              |
|   BENEFICIALLY  |        |  201,439 shares                                   |
|     OWNED BY    |--------|---------------------------------------------------|
|       EACH      |   7    |  SOLE DISPOSITIVE POWER                           |
|    REPORTING    |        |  0 shares                                         |
|      PERSON     |--------|---------------------------------------------------|
|       WITH      |   8    |  SHARED DISPOSITIVE POWER                         |
|                 |        |  201,439 shares                                   |
|------------------------------------------------------------------------------|
|   9    |  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON       |
|        |                                                                     |
|        |  201,439 shares                                                     |
|--------|---------------------------------------------------------------------|
|  10    |  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN  [ ] |
|        |  SHARES*                                                            |
|        |                                                                     |
|--------|---------------------------------------------------------------------|
|  11    |  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)                  |
|        |  2.0%                                                               |
|--------|---------------------------------------------------------------------|
|  12    |  TYPE OF REPORTING PERSON*                                          |
|        |  PN                                                                 |
--------------------------------------------------------------------------------



                                Page 4 of 15 Pages

-------------------------                           ---------------------------
|CUSIP NO. 74730W 10 1  |           13G            |   Page  5  of  15  Pages |
|          -----------  |                          |        ---     --        |
-------------------------                           ---------------------------

|--------|---------------------------------------------------------------------|
|   1    |  NAME OF REPORTING PERSON                                           |
|        |  S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON                  |
|        |                                                                     |
|        |  OBP Management (Bermuda) Limited Partnership                       |
|--------|---------------------------------------------------------------------|
|   2    |  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) [ ]  |
|        |                                                            (b) [ ]  |
|        |                                                                     |
|--------|---------------------------------------------------------------------|
|   3    |  SEC USE ONLY                                                       |
|        |                                                                     |
|--------|---------------------------------------------------------------------|
|   4    |  CITIZENSHIP OR PLACE OF ORGANIZATION                               |
|        |                                                                     |
|        |  Bermuda Limited Partnership                                        |
|-----------------|--------|---------------------------------------------------|
|                 |   5    |  SOLE VOTING POWER                                |
|                 |        |  0 shares                                         |
|     NUMBER OF   |--------|---------------------------------------------------|
|      SHARES     |   6    |  SHARED VOTING POWER                              |
|   BENEFICIALLY  |        |  201,439 shares                                   |
|     OWNED BY    |--------|---------------------------------------------------|
|       EACH      |   7    |  SOLE DISPOSITIVE POWER                           |
|    REPORTING    |        |  0 shares                                         |
|      PERSON     |--------|---------------------------------------------------|
|       WITH      |   8    |  SHARED DISPOSITIVE POWER                         |
|                 |        |  201,439 shares                                   |
|------------------------------------------------------------------------------|
|   9    |  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON       |
|        |                                                                     |
|        |  201,439 shares                                                     |
|--------|---------------------------------------------------------------------|
|  10    |  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN  [ ] |
|        |  SHARES*                                                            |
|        |                                                                     |
|--------|---------------------------------------------------------------------|
|  11    |  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)                  |
|        |  2.0%                                                               |
|--------|---------------------------------------------------------------------|
|  12    |  TYPE OF REPORTING PERSON*                                          |
|        |  PN                                                                 |
--------------------------------------------------------------------------------



                                Page 5 of 15 Pages

-------------------------                           ---------------------------
|CUSIP NO. 74730W 10 1  |           13G            |   Page  6  of  15  Pages |
|          -----------  |                          |        ---     --        |
-------------------------                           ---------------------------

|--------|---------------------------------------------------------------------|
|   1    |  NAME OF REPORTING PERSON                                           |
|        |  S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON                  |
|        |                                                                     |
|        |  Edmund M. Olivier                                                  |
|--------|---------------------------------------------------------------------|
|   2    |  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) [ ]  |
|        |                                                            (b) [ ]  |
|        |                                                                     |
|--------|---------------------------------------------------------------------|
|   3    |  SEC USE ONLY                                                       |
|        |                                                                     |
|--------|---------------------------------------------------------------------|
|   4    |  CITIZENSHIP OR PLACE OF ORGANIZATION                               |
|        |                                                                     |
|        |  United States                                                      |
|-----------------|--------|---------------------------------------------------|
|                 |   5    |  SOLE VOTING POWER                                |
|                 |        |  0 shares                                         |
|     NUMBER OF   |--------|---------------------------------------------------|
|      SHARES     |   6    |  SHARED VOTING POWER                              |
|   BENEFICIALLY  |        |  201,439 shares                                   |
|     OWNED BY    |--------|---------------------------------------------------|
|       EACH      |   7    |  SOLE DISPOSITIVE POWER                           |
|    REPORTING    |        |  0 shares                                         |
|      PERSON     |--------|---------------------------------------------------|
|       WITH      |   8    |  SHARED DISPOSITIVE POWER                         |
|                 |        |  201,439 shares                                   |
|------------------------------------------------------------------------------|
|   9    |  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON       |
|        |                                                                     |
|        |  201,439 shares                                                     |
|--------|---------------------------------------------------------------------|
|  10    |  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN  [ ] |
|        |  SHARES*                                                            |
|        |                                                                     |
|--------|---------------------------------------------------------------------|
|  11    |  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)                  |
|        |  2.0%                                                               |
|--------|---------------------------------------------------------------------|
|  12    |  TYPE OF REPORTING PERSON*                                          |
|        |  IN                                                                 |
--------------------------------------------------------------------------------



                                Page 6 of 15 Pages

-------------------------                           ---------------------------
|CUSIP NO. 74730W 10 1  |           13G            |   Page  7  of  15  Pages |
|          -----------  |                          |        ---     --        |
-------------------------                           ---------------------------

|--------|---------------------------------------------------------------------|
|   1    |  NAME OF REPORTING PERSON                                           |
|        |  S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON                  |
|        |                                                                     |
|        |  Cornelius T. Ryan                                                  |
|--------|---------------------------------------------------------------------|
|   2    |  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) [ ]  |
|        |                                                            (b) [ ]  |
|        |                                                                     |
|--------|---------------------------------------------------------------------|
|   3    |  SEC USE ONLY                                                       |
|        |                                                                     |
|--------|---------------------------------------------------------------------|
|   4    |  CITIZENSHIP OR PLACE OF ORGANIZATION                               |
|        |                                                                     |
|        |  United States                                                      |
|-----------------|--------|---------------------------------------------------|
|                 |   5    |  SOLE VOTING POWER                                |
|                 |        |  0 shares                                         |
|     NUMBER OF   |--------|---------------------------------------------------|
|      SHARES     |   6    |  SHARED VOTING POWER                              |
|   BENEFICIALLY  |        |  201,439 shares                                   |
|     OWNED BY    |--------|---------------------------------------------------|
|       EACH      |   7    |  SOLE DISPOSITIVE POWER                           |
|    REPORTING    |        |  0 shares                                         |
|      PERSON     |--------|---------------------------------------------------|
|       WITH      |   8    |  SHARED DISPOSITIVE POWER                         |
|                 |        |  201,439 shares                                   |
|------------------------------------------------------------------------------|
|   9    |  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON       |
|        |                                                                     |
|        |  201,439 shares                                                     |
|--------|---------------------------------------------------------------------|
|  10    |  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN  [ ] |
|        |  SHARES*                                                            |
|        |                                                                     |
|--------|---------------------------------------------------------------------|
|  11    |  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)                  |
|        |  2.0%                                                               |
|--------|---------------------------------------------------------------------|
|  12    |  TYPE OF REPORTING PERSON*                                          |
|        |  IN                                                                 |
--------------------------------------------------------------------------------



                                Page 7 of 15 Pages

-------------------------                           ---------------------------
|CUSIP NO. 74730W 10 1  |           13G            |   Page  8  of  15  Pages |
|          -----------  |                          |        ---     --        |
-------------------------                           ---------------------------

|--------|---------------------------------------------------------------------|
|   1    |  NAME OF REPORTING PERSON                                           |
|        |  S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON                  |
|        |                                                                     |
|        |  Alan G. Walton                                                     |
|--------|---------------------------------------------------------------------|
|   2    |  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) [ ]  |
|        |                                                            (b) [ ]  |
|        |                                                                     |
|--------|---------------------------------------------------------------------|
|   3    |  SEC USE ONLY                                                       |
|        |                                                                     |
|--------|---------------------------------------------------------------------|
|   4    |  CITIZENSHIP OR PLACE OF ORGANIZATION                               |
|        |                                                                     |
|        |  United States                                                      |
|-----------------|--------|---------------------------------------------------|
|                 |   5    |  SOLE VOTING POWER                                |
|                 |        |  0 shares                                         |
|     NUMBER OF   |--------|---------------------------------------------------|
|      SHARES     |   6    |  SHARED VOTING POWER                              |
|   BENEFICIALLY  |        |  201,439 shares                                   |
|     OWNED BY    |--------|---------------------------------------------------|
|       EACH      |   7    |  SOLE DISPOSITIVE POWER                           |
|    REPORTING    |        |  0 shares                                         |
|      PERSON     |--------|---------------------------------------------------|
|       WITH      |   8    |  SHARED DISPOSITIVE POWER                         |
|                 |        |  201,439 shares                                   |
|------------------------------------------------------------------------------|
|   9    |  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON       |
|        |                                                                     |
|        |  201,439 shares                                                     |
|--------|---------------------------------------------------------------------|
|  10    |  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN  [ ] |
|        |  SHARES*                                                            |
|        |                                                                     |
|--------|---------------------------------------------------------------------|
|  11    |  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)                  |
|        |  2.0%                                                               |
|--------|---------------------------------------------------------------------|
|  12    |  TYPE OF REPORTING PERSON*                                          |
|        |  IN                                                                 |
--------------------------------------------------------------------------------



                                Page 8 of 15 Pages

         NOTE: This Statement on Schedule 13G is being filed on behalf of (i) Oxford Bioscience Partners L.P., a Delaware limited partnership; (ii) OBP Management L.P., a Delaware limited partnership; (iii) Oxford Bioscience Partners (Bermuda) Limited Partnership, a Bermuda limited partnership; (iv) OBP Management (Bermuda) Limited Partnership, a Bermuda limited partnership; (v) Edmund M. Olivier; (vi) Cornelius T. Ryan; and (vii) Alan G. Walton.


Item 1(a).      Name of Issuer:  Quadramed Corporation
                --------------

Item 1(b).      Address of Issuer's Principal Executive Offices:
                -----------------------------------------------
                80 E. Sir Francis Drake Blvd., Suite 2A, Larkspur, CA  94939

             Item 2(a)                           Item 2(b)                    Item 2(c)

                                                                         Citizenship or Place
       Name of Person Filing                      Address                 of Organization
Oxford Bioscience Partners L.P.        Oxford Bioscience Partners             Delaware
     ("OBP")                           315 Post Road West
                                       Westport, CT 06880

OBP Management L.P. ("OBP              Oxford Bioscience Partners             Delaware
     Management"), the general         315 Post Road West
     partner of OBP and OBP Adjunct    Westport, CT 06880

Oxford Bioscience Partners             Richmond House                         Bermuda
     (Bermuda) Limited Partnership     Par-la-Ville Road
     ("OBP Bermuda')                   Hamilton, Bermuda

OBP Management (Bermuda) Limited       Richmond House                         Bermuda
     Partnership ("OBP Management      Par-la-Ville Road
     Bermuda"), the general            Hamilton, Bermuda
     partner of OBP Bermuda

Edmund M. Olivier, a general           Oxford Bioscience Partners             United States
     partner of OBP Management and     650 Town Center Drive
     OBP Management Bermuda            Costa Mesa, California  92626

Cornelius T. Ryan, a general           Oxford Bioscience Partners             United States
     partner of OBP Management and     315 Post Road West
     OBP Management Bermuda            Westport, CT 06880

Alan G. Walton, a general partner      Oxford Bioscience Partners             United States
     of OBP Management and OBP         315 Post Road West
     Management Bermuda                Westport, CT 06880


Item 2(d).      Title of Class of Securities:  Common Stock, $.01 par value.
                ----------------------------

Item 2(e).      CUSIP Number: 74730W 10 1
                ------------

Item 3. If this statement is filed pursuant to Rules 13d-1(b), or 13d-2(b), check whether the person filing is a:
                ---------------------------------------------------------


                               Page 9 of 15 pages

                (a)    [  ]    Broker or Dealer registered under Section 15 of
                               the Securities Exchange Act of 1934 (the "Act").

                (b)    [  ]    Bank as defined in Section 3(a)(6) of the Act.

                (c)    [  ]    Insurance Company as defined in Section 3(a)(19)
                               of the Act.

                (d)    [  ]    Investment Company registered under Section 8 of
                               the Investment Company Act of 1940.

                (e)    [  ]    Investment Adviser registered under Section 203
                               of the Investment Advisers Act of 1940.

                (f)    [  ]    Employee Benefit Plan, Pension Fund which is
                               subject to the provisions of the Employee
                               Retirement Income Security Act of 1974 or
                               Endowment Fund; see Rule 13d-1(b)(1)(ii)(F) of the Act.

                (g)    [  ]    Parent Holding Company, in accordance with Rule
                               13d-1(b)(ii)(G) of the Act.

                (h)    [  ]    Group, in accordance with Rule 13d-1(b)(1)(ii)(H)
                               of the Act.

                None of the above.

Item 4.         Ownership.
                ---------

                (a) Amount Beneficially Owned: As of December 31, 1997, each of the following is the owner of record of the number of shares of Common Stock set forth next to his, her or its name:

                        OBP:                                     65,468 shares
                        OBP Management:                               0 shares
                        OBP Bermuda:                             18,465 shares
                        OBP Management Bermuda:                       0 shares
                        Mr. Olivier:                                  0 shares
                        Mr. Ryan:                                     0 shares
                        Mr. Walton:                                   0 shares

                By virtue of their relationship as affiliated limited partnerships, whose sole general partners share individual general partners, OBP and OBP Bermuda may be deemed to share voting power and the power to direct the disposition of the shares of Common Stock which each partnership owns of record. Hence, OBP and OBP Bermuda may be deemed to own beneficially an aggregate of 83,933 shares of Common Stock. Also, OBP and OBP Bermuda own presently exerciseable warrants to purchase 91,655 shares and 25,851 shares of Common Stock, respectively. Therefore, OBP and OBP Bermuda may be deemed to own beneficially an additional 117,506 shares of Common Stock. Messrs. Ryan, Walton and Olivier are general partners of both OBP Management, the general partner of OBP and OBP Bermuda Management, the general partner OBP Bermuda. Therefore, each of Messrs. Ryan, Walton and Olivier may be deemed to own beneficially the shares and warrants held by OBP and OBP Bermuda.


                              Page 10 of 15 pages

                (b)   Percent of Class:

                        OBP:                                              2.0%
                        OBP Management:                                   2.0%
                        OBP Bermuda:                                      2.0%
                        OBP Management Bermuda:                           2.0%
                        Mr. Olivier:                                      2.0%
                        Mr. Ryan:                                         2.0%
                        Mr. Walton:                                       2.0%

                The foregoing percentages are calculated based on the 10,195,753 shares of Common Stock reported to be outstanding as of Ocotber 31, 1997 in the Quarterly Report on Form 10-Q/A of Quadramed Corporation for the quarter ended September 30, 1997, as adjusted pursuant to Rule 13d-3 (d)(1) of the Act.

                (c)   Number of shares as to which such person has:

                      (i)      sole power to vote or to direct the vote:

                        OBP:                                          0 shares
                        OBP Management:                               0 shares
                        OBP Bermuda:                                  0 shares
                        OBP Management Bermuda:                       0 shares
                        Mr. Olivier:                                  0 shares
                        Mr. Ryan:                                     0 shares
                        Mr. Walton:                                   0 shares

                      (ii)     shared power to vote or to direct the vote:

                        OBP:                                    201,439 shares
                        OBP Management:                         201,439 shares
                        OBP Bermuda:                            201,439 shares
                        OBP Management Bermuda:                 201,439 shares
                        Mr. Olivier:                            201,439 shares
                        Mr. Ryan:                               201,439 shares
                        Mr. Walton:                             201,439 shares


                              Page 11 of 15 pages

                      (iii) sole power to dispose or to direct the disposition
                            of:

                        OBP:                                          0 shares
                        OBP Management:                               0 shares
                        OBP Bermuda:                                  0 shares
                        OBP Management Bermuda:                       0 shares
                        Mr. Olivier:                                  0 shares
                        Mr. Ryan:                                     0 shares
                        Mr. Walton:                                   0 shares

                      (iv) shared power to dispose or to direct the disposition of:

                        OBP:                                    201,439 shares
                        OBP Management:                         201,439 shares
                        OBP Bermuda:                            201,439 shares
                        OBP Management Bermuda:                 201,439 shares
                        Mr. Olivier:                            201,439 shares
                        Mr. Ryan:                               201,439 shares
                        Mr. Walton:                             201,439 shares

                Each of OBP, OBP Management, OBP Bermuda, OBP Management Bermuda, Mr. Olivier, Mr. Ryan and Mr. Walton expressly disclaims beneficial ownership of any shares of Common Stock of Quadramed Corporation, except any shares held directly of record.

Item 5.         Ownership of Five Percent or Less of a Class.
                --------------------------------------------

                If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of
                securities, check the following:                             [X]

Item 6.         Ownership of More than Five Percent on Behalf of Another Person.
                ---------------------------------------------------------------

                Not applicable.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.
                -------------------------------------------------------------

                Not applicable.

Item 8.         Identification and Classification of Members of the Group.
                ---------------------------------------------------------

                Not applicable. OBP, OBP Management, OBP Bermuda, OBP Management Bermuda, Mr. Olivier, Mr. Ryan and Mr. Walton expressly disclaim membership in a "group" as defined in Rule 13d-1(b)(ii)(H) of the Act.

Item 9.         Notice of Dissolution of Group.
                ------------------------------

                Not applicable.


                              Page 12 of 15 pages

Item 10.        Certification.
                -------------

                Not applicable. This statement on Schedule 13G is not filed pursuant to Rule 13d-1(b).


                              Page 13 of 15 pages

                                    Signature

         After reasonable inquiry and to the best of his, her or its knowledge and belief, each of the undersigned certifies that the information set forth in this statement is true, complete and correct. We also hereby agree to file this statement jointly pursuant to the agreement set forth as Exhibit 1 to our initial Schedule 13G filing.


Dated:   February 13th, 1998

                                 OXFORD BIOSCIENCE PARTNERS L.P.

                                 By:  OBP Management L.P., its general partner


                                      By:  /s/  Cornelius T. Ryan
                                           -------------------------------------
                                            General Partner


                                 OXFORD BIOSCIENCE PARTNERS (BERMUDA)
                                      LIMITED PARTNERSHIP

                                 By:  OBP Management (Bermuda) Limited
                                           Partnership, its general partner


                                      By:  /s/  Cornelius T. Ryan
                                           -------------------------------------
                                            General Partner


                                 OBP MANAGEMENT L.P.


                                 By:  /s/  Cornelius T. Ryan
                                      ------------------------------------------
                                       General Partner


                                 OBP MANAGEMENT (BERMUDA) LIMITED PARTNERSHIP


                                 By:  /s/  Cornelius T. Ryan
                                      ------------------------------------------
                                       General Partner


                              Page 14 of 15 pages

                               OBP MANAGEMENT (BERMUDA) LTD.


                               By:    /s/  Cornelius T. Ryan
                                      -----------------------------------------
                               Title: General Partner


                                 /s/  Cornelius T. Ryan
                                 ----------------------------------------------
                                  Cornelius T. Ryan


                                 /s/  Alan G. Walton
                                 ----------------------------------------------
                                  Alan G. Walton


                                 /s/  Edmund M. Olivier
                                 ----------------------------------------------
                                  Edmund M. Olivier


                               Page 15 of 15 pages